EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Offering Statement on Form 1-A of our reports dated August 31, 2016 on the financial statements of YiLo Life Inc. as of and for the year ended December 31, 2015, and for JJ Empire LLC and Food 2828 LLC (YiLoLife Consolidated Entities) for the year ended December 31, 2014.

Phoenix Arizona

September 14, 2016